Exhibit 99.1

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2016 Financial Results

Year Ended 2016 Summary

•                  Net Income of $318 million and diluted EPS of $6.70

•                  Adjusted EPS of $7.28

•                  Adjusted EBITDA of $611 million

•                  Cash provided by operating activities of $404 million; free cash flow of $280 million

Fourth Quarter 2016 Summary

•                  Net Income of $79 million and diluted EPS of $1.72

•                  Adjusted EPS of $1.68

•                  Adjusted EBITDA of $142 million

•                  Cash provided by operating activities of $79 million; free cash flow of $38 million

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
$millions, except per share data	2016	2015	2016	2016	2015
Net sales	917	897	935	3,717	3,972
Net Income	79	43	67	318	134
EPS(Diluted) ($)	1.72	0.88	1.43	6.70	2.73
Adjusted Net Income*	77	54	80	346	225
Adjusted EPS ($)*	1.68	1.11	1.70	7.28	4.59
EBITDA*	142	115	126	577	394
Adjusted EBITDA*	142	116	143	611	492

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — February 22, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its fourth quarter and full year 2016 financial results with net sales of $917 million and $3,717 million, respectively; net income of $79 million and $318 million, respectively; and earnings per diluted share of $1.72 and $6.70, respectively.  Additionally, results for the fourth quarter and full year included Adjusted EPS of $1.68 and $7.28, respectively, and Adjusted EBITDA of $142 million and $611 million, respectively.

Net sales in the fourth quarter increased 2% versus prior year driven primarily by the pass through of higher raw material costs.  Fourth quarter net income of $79 million was $36 million higher than prior year, and fourth quarter Adjusted EBITDA of $142 million was $26 million higher than prior year. These increases were driven primarily by higher sales volume in Synthetic Rubber, higher equity income from Americas Styrenics, as well as higher margins in Feedstocks, Latex Binders, and Performance Plastics, including a favorable impact from raw material timing, net of an unfavorable price lag.

Net sales in the full year decreased 6% versus prior year driven primarily by the pass through of lower raw material costs.  Full year net income of $318 million was $184 million higher than prior year. This increase was driven by improved performance across all segments, including record sales volume in Synthetic Rubber, as well as favorable raw material timing and a prior year loss on extinguishment of debt of $95 million, which was partially offset by increased restructuring charges in the current year. Adjusted EBITDA in the full year of $611 million was $119 million higher than prior year which is comprised of about $40 million of favorable raw material timing impacts, net of unfavorable price lag impacts, and about $80 million of fundamental business improvement across the portfolio.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We continue to see strong fundamental performance across the company. Our full year Net Income and Adjusted EBITDA were better than our previous guidance due to higher than expected styrene margins and favorable raw material timing, net of some unfavorable price lag impacts. Overall for the year, we had record Net Income and Adjusted EBITDA results, including record performance in both our Performance Materials and Basic Plastics & Feedstocks divisions.”

Pappas continued, “We also had record cash generation for the year, and we continue to return capital to shareholders. Over the year we repurchased approximately 4.5 million shares, representing about 9% of our outstanding shares, and we initiated a quarterly dividend which we started paying in July.  In total, we returned approximately $242 million to shareholders via these mechanisms. In addition, we announced several important growth initiatives during the year, including an SSBR expansion and pilot plant as well as our first ABS production site in Asia.”

Fourth Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $241 million for the quarter increased 7% versus prior year primarily driven by the pass through of higher raw material costs in North America and Asia. Excluding the recently divested Latin America business, higher sales volume increased net sales by 4%. Adjusted EBITDA of $24 million was $6 million above prior year driven by higher volume to the paper and carpet markets in North America and Asia and lower fixed costs. Sales volume of 309 million pounds was 4% higher than prior year, excluding Latin America, and was the highest result since 2012 on that basis. Asia sales volume was a record high during the quarter.

•                  Synthetic Rubber net sales of $124 million for the quarter increased 20% versus prior year driven by higher SSBR and ESBR sales volume as well as the pass through of higher raw material costs. Overall, sales volume was the highest quarter ever driven by record sales of SSBR. Adjusted EBITDA of $29 million was $8 million above prior year driven by higher SSBR and ESBR sales volume.

•                  Performance Plastics net sales of $166 million for the quarter was 8% below prior year driven by lower sales volume to the consumer electronics market in Asia and the divestiture of the Latin America business. Adjusted EBITDA of $32 million was $2 million above prior year driven by lower fixed costs.

•                  Basic Plastics net sales of $323 million for the quarter was 1% below prior year driven by lower polystyrene sales volume in Europe, which was partially offset by the pass through of higher raw material costs. Adjusted EBITDA of $33 million was $4 million below prior year driven by lower polycarbonate and polystyrene margins, as well as lower Europe polystyrene sales volume, as several industry outages in the prior year had a favorable impact on volume and margin in that period. These items were partially offset by favorable raw material timing.

•                  Feedstocks net sales of $64 million for the quarter was 7% above prior year driven by higher styrene prices. Adjusted EBITDA of $14 million was $11 million above prior year driven by higher styrene margins, including favorable raw material timing.

•                  Americas Styrenics Adjusted EBITDA of $31 million for the quarter was $4 million above prior year due to higher styrene margins.

Fourth Quarter Cash Generation

Cash provided by operating activities for the quarter was $79 million and capital expenditures were $41 million, resulting in Free Cash Flow for the quarter of $38 million.  This included $30 million in dividends from Americas Styrenics and $30 million of cash interest payments. At the end of the quarter, the Company had $465 million of cash, inclusive of the $21 million fourth quarter cash outlay for the repurchase of approximately 350,000 shares. For a reconciliation of Free Cash Flow to cash provided by operating activities, see note 3 below.

Outlook

•                  First quarter 2017 net income of $100 million to $108 million, and earnings per diluted share of $2.19 to $2.37

•                  First quarter 2017 Adjusted EBITDA of $170 million to $180 million and Adjusted EPS of $2.19 to $2.37

•                  Full year 2017 net income of $310 million and earnings per diluted share of $6.82

•                  Full year 2017 Adjusted EBITDA of $580 million and Adjusted EPS of $6.82

In the first quarter, increasing raw material prices are expected to result in a pre-tax, favorable raw material timing impact of approximately $80 million, which will be partially offset by a pre-tax, unfavorable price lag impact in Performance Materials of $40 million. In addition, the extended styrene monomer turnaround at America Styrenics is expected to result in an approximately $15 million pre-tax impact in the first quarter as compared to the fourth quarter.

Commenting on the outlook for the first quarter and full year 2017 Pappas said, “We expect strong performance in the first quarter and beyond from higher styrene margins, favorable raw material timing, net of an unfavorable price lag, and continued, steady performance across our product lines.”

Pappas continued, “Looking ahead to the full year performance, we are affirming our prior 2017 net income and Adjusted EBITDA guidance of $310 million and $580 million, respectively. We continue to see strong business fundamentals across all segments and expect continued strong cash generation. As we move forward, we remain committed to balancing future growth initiatives with returning capital to shareholders. I am very proud of the company’s performance in 2016 and we remain focused on achieving a very strong 2017 and delivering on our growth targets.”

For a reconciliation of first quarter and full year 2017 Adjusted EBITDA and Adjusted EPS to net income, see note 2 below.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Fourth Quarter and Year Ended December 31, 2016 financial results tomorrow, Thursday, February 23, 2017 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Corporate Finance. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 844-717-9660

Participant International Dial-In Number: +1 253-336-7413

Conference ID / passcode: 61387998

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its Fourth Quarter and Full Year 2016 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 23, 2018.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating key business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$917,452	$935,410	$897,012	$3,716,640	$3,971,902
Cost of sales	779,622	795,026	784,688	3,129,014	3,502,800
Gross profit	137,830	140,384	112,324	587,626	469,102
Selling, general and administrative expenses	60,908	73,900	54,357	241,543	207,964
Equity in earnings of unconsolidated affiliates	34,419	36,686	29,141	144,733	140,178
Operating income	111,341	103,170	87,108	490,816	401,316
Interest expense, net	18,426	18,832	19,252	74,968	93,197
Loss on extinguishment of long-term debt	—	—	—	—	95,150
Other expense (income), net	(6,089)	1,084	1,115	10,539	9,113
Income before income taxes	99,004	83,254	66,741	405,309	203,856
Provision for income taxes	20,497	16,000	23,609	86,997	70,209
Net income	$78,507	$67,254	$43,132	$318,312	$133,647
Weighted average shares- basic	44,595	45,865	48,778	46,510	48,774
Net income per share- basic	$1.76	$1.47	$0.88	$6.84	$2.74
Weighted average shares- diluted	45,754	46,961	49,067	47,478	48,970
Net income per share- diluted	$1.72	$1.43	$0.88	$6.70	$2.73

Repayments of equity per share	$0.30	$0.30	$—	$0.90	$—

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$465,114	$431,261
Accounts receivable, net of allowance for doubtful accounts	564,428	494,556
Inventories	385,345	353,097
Other current assets	17,999	10,120
Total current assets	1,432,886	1,289,034

Investments in unconsolidated affiliates	191,418	182,836
Property, plant and equipment, net of accumulated depreciation	513,757	518,751
Other assets
Goodwill	29,485	31,064
Other intangible assets, net	177,345	158,218
Deferred income tax assets—noncurrent	40,187	51,395
Deferred charges and other assets	24,412	27,596
Total other assets	271,429	268,273
Total assets	$2,409,490	$2,258,894

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	378,029	324,629
Income taxes payable	23,784	20,804
Accrued expenses and other current liabilities	135,357	98,836
Total current liabilities	542,170	449,269
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,160,369	1,177,120
Deferred income tax liabilities—noncurrent	24,844	25,764
Other noncurrent obligations	237,054	217,727
Total noncurrent liabilities	1,422,267	1,420,611

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (December 31, 2016: 48,778 shares issued and 44,301 shares outstanding ; December 31, 2015: 48,778 shares issued and outstanding)	488	488
Additional paid-in-capital	573,662	556,532
Treasury shares, at cost (December 31, 2016: 4,477 shares; December 31, 2015: zero shares)	(217,483)	—
Retained Earnings (accumulated deficit)	258,540	(18,289)
Accumulated other comprehensive loss	(170,154)	(149,717)
Total shareholders’ equity	445,053	389,014
Total liabilities and shareholders’ equity	$2,409,490	$2,258,894

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Cash provided by operating activities	$403,658	$353,249

Cash flows from investing activities
Capital expenditures	(123,873)	(109,267)
Proceeds from capital expenditures subsidy	—	2,191
Proceeds from the sale of businesses and other assets	1,974	818
Distributions from unconsolidated affiliates	4,809	—
Increase in restricted cash	(204)	(413)
Cash used in investing activities	(117,294)	(106,671)

Cash flows from financing activities
Deferred financing fees	—	(28,197)
Short-term borrowings, net	(253)	(18,396)
Repayments of term loans	(5,000)	(2,500)
Purchase of treasury shares	(215,083)	—
Repayments of equity on ordinary shares	(27,316)	—
Proceeds from exercise of option awards	214	—
Withholding taxes paid on restricted share units	(98)	—
Net proceeds from issuance of 2021 Term Loan B	—	498,750
Net proceeds from issuance of 2022 Senior Notes	—	716,625
Repayments of 2019 Senior Notes	—	(1,192,500)
Proceeds from Accounts Receivable Securitization Facility	—	25,000
Repayments of Accounts Receivable Securitization Facility	—	(25,000)
Cash used in financing activities	(247,536)	(26,218)
Effect of exchange rates on cash	(4,975)	(9,885)
Net change in cash and cash equivalents	33,853	210,475
Cash and cash equivalents—beginning of period	431,261	220,786
Cash and cash equivalents—end of period	$465,114	$431,261

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2016	2016	2015	2016	2015
Latex Binders	$240.8	$242.6	$225.5	$925.3	$966.2
Synthetic Rubber	124.4	112.7	103.9	450.7	474.6
Performance Plastics	165.6	175.4	180.7	693.4	742.8
Basic Plastics	323.0	323.7	327.4	1,352.7	1,478.1
Feedstocks	63.7	81.0	59.5	294.5	310.2
Americas Styrenics*	—	—	—	—	—
Total Net sales	$917.5	$935.4	$897.0	$3,716.6	$3,971.9

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring and other items.  In doing so, we are providing management investors, and credit rating agencies with a stronger indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with Net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended			Year Ended
(In millions, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$78.5	$67.3	$43.1	$318.3	$133.6
Interest expense, net	18.4	18.8	19.3	75.0	93.2
Provision for income taxes	20.5	16.0	23.6	87.0	70.2
Depreciation and amortization	24.7	23.8	29.5	96.4	96.8
EBITDA	$142.1	$125.9	$115.5	$576.7	$393.8
Loss on extinguishment of long-term debt	—	—	—	—	95.2	Loss on extinguishment of long-term debt
Net loss on disposition of businesses and assets (a)	1.8	0.3	—	15.1	—	Other expense (income), net
Restructuring and other charges (b)	4.9	16.8	0.2	23.5	0.8	Selling, general, and administrative expenses
Other items (c)	(6.8)	0.3	—	(4.4)	2.2	Other expense (income), net; Selling, general, and administrative expenses
Adjusted EBITDA	$142.0	$143.3	$115.7	$610.9	$492.0
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$142.0	$143.3	$115.7	$610.9	$492.0
Interest expense, net	18.4	18.8	19.3	75.0	93.2
Provision for income taxes — Adjusted (d)	22.0	21.4	18.7	94.6	84.9
Depreciation and amortization — Adjusted (e)	24.7	23.3	23.4	95.4	89.3
Adjusted Net Income	$76.9	$79.8	$54.3	$345.9	$224.6
Adjusted EPS	$1.68	$1.70	$1.11	$7.28	$4.59

Adjusted EBITDA by Segment:
Latex Binders	$24.3	$29.8	$18.3	$94.3	$79.0
Synthetic Rubber	29.1	28.5	21.0	110.9	93.0
Performance Plastics	32.5	30.2	29.7	136.2	107.6
Basic Plastics	33.1	34.2	36.8	148.2	115.6
Feedstocks	14.2	12.7	3.2	80.2	51.3
Americas Styrenics	30.9	34.3	27.3	135.8	135.3
Corporate unallocated	(22.1)	(26.4)	(20.6)	(94.7)	(89.8)
Adjusted EBITDA	$142.0	$143.3	$115.7	$610.9	$492.0

(a)                  Net loss on disposition of businesses and assets for the periods presented above relates to impairment charges recorded for the loss on sale of the Company’s primary operating entity in Brazil, which included both latex binders and automotive businesses.

(b)                  Restructuring and other charges for the 2016 periods presented above relate primarily to $20.0 million in charges incurred during the year ended December 31, 2016 in connection with the decision to cease manufacturing activities at the Company’s latex binders manufacturing facility in Livorno, Italy, approximately $3.9 million of which was incurred during the three months ended December 31, 2016. The remaining restructuring charges for 2016 relate to the Company’s decision to divest our operations in Brazil as well as the closure of our Allyn’s Point latex binders manufacturing facility. Restructuring and other charges for the 2015 periods presented above relate primarily to the polycarbonate restructuring within our Basic Plastics segment and charges incurred in connection with the closure of our Allyn’s Point latex binders manufacturing facility.

(c)                   Other items for the year ended December 31, 2016 primarily includes other income of $6.9 million from the effective settlement of certain value-added tax positions, which were recorded during the fourth quarter of 2016, offset by $2.5 million of fees incurred in conjunction with the Company’s secondary offerings completed during the year. Other items for the year ended December 31, 2015 primarily consist of costs related to the process of changing our corporate name from Styron to Trinseo.

(d)                  Adjusted to remove the tax impact of loss on extinguishment of long term debt and the items noted in (a), (b), (c), and (e). In interim periods, the income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. For the full year and fourth quarter, the income tax expense (benefit) related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

Additionally, the three months and year ended December 31, 2016 exclude a net benefit of $0.6 million and $0.9 million, respectively, related to adjustments in reserves for uncertain tax positions.  The three months and year ended December 31, 2016 also excluded $0.5 million and $1.6 million, respectively, in benefits recognized related to provision to return adjustments. Additionally, the three months ended September 30, 2016 excludes both a $0.9 million tax benefit recognized due to the effective settlement of a tax audit which allowed for the release of a reserve for an uncertain tax position, and a $0.5 million tax benefit recognized related to provision to return adjustments.

The three months and year ended December 31, 2015 exclude $6.6 million of tax expense for the discrete impact of a valuation allowance recognized in China during the fourth quarter as well as $0.6 million of tax expense related to provision to return adjustments. The year ended December 31, 2015 also excludes a $0.6 million tax benefit recognized during the third quarter related to provision to return adjustments.

(e)                   For the full year ended December 31, 2016, the amount excludes accelerated depreciation of $0.5 million related to the closure of our Allyn’s Point facility. For the three months and the full year ended December 31, 2015, the amount excludes accelerated depreciation of $5.9 million and $6.7 million, respectively, also related to the closure of our Allyn’s Point facility.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended March 31, 2017, as well as for the full year ended December 31, 2017.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	March 31, 2017	December 31, 2017
Adjusted EBITDA	$170 - 180	$580
Interest expense, net	(19)	(76)
Provision for income taxes	(26) – (28)	(90)
Depreciation and amortization	(25)	(104)
Reconciling items to Adjusted EBITDA (f)	—	—
Net Income	100 - 108	310
Reconciling items to Adjusted Net Income (f)	—	—
Adjusted Net Income	100 - 108	310

Weighted average shares- diluted (g)	45.5	45.5
Adjusted EPS	$2.19 - 2.37	$6.82

(f)                    Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended March 31, 2017 and full year ended December 31, 2017, we have not included estimates for these items.

(g)                   Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price.  These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures.  We believe that Free Cash Flow provides an important indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature.  We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, make repayments of equity (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Previously, we calculated Free Cash Flow as cash from both operating and investing activities less the impact of changes in restricted cash.  We have changed how we calculate Free Cash Flow for several reasons.  First, the Company has not reported material restricted cash balances since 2012 (and none are expected based on current practices); therefore, the impact of restricted cash balances has become less meaningful.  In addition, this change to our Free Cash Flow calculation is expected to make it easier for our investors to compare the Company to its peers, as we believe that our revised definition of Free Cash Flow is more aligned to investors’ common understanding of the meaning of this term.

The table below provides further detail of how Free Cash Flow is derived for the periods discussed herein.  Prior period financial information has been recast from its previous presentation to reflect the Company’s current method  for calculating Free Cash Flow.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(in millions)	2016	2015	2016	2015
Cash provided by operating activities	$79.0	$147.5	$403.7	$353.2
Capital expenditures	(41.2)	(30.2)	(123.9)	(109.3)
Free Cash Flow	$37.8	$117.3	$279.8	$243.9